Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:Jason C. Werden

301-346-7523

jwerden@yesandagency.com

Brian Muys

571-358-3145

bmuys@apei.com

American Public University (APU) Launches Momentum 2020 Scholarship Program

New Initiative from Online Pioneer to Support Program Progression for up to 20,000+ Visiting Students from Institutions Impacted by Coronavirus Pandemic

CHARLES TOWN, W.Va., April 7, 2020—American Public University (APU), a leading provider of affordable, quality online education and part of the accredited American Public University System (Nasdaq: APEI), today announced Momentum 2020, a scholarship initiative designed to bridge the gap for students who may be experiencing disruptions in progressing their education at their home institutions due to the global coronavirus pandemic.  Through Momentum 2020, APUS will provide up to $20 million in scholarships.

The Momentum 2020 program will be available for up to 20,000+ undergraduate students currently enrolled at four-year, primarily campus-based, institutions. It will enable students to continue their education by taking up to two undergraduate courses using a 50 percent tuition grant for each course started in May through August 2020.

The scholarship will cover 50 percent of the cost of each course with a net cost to the student of $427.50 per course, plus a $65 technology fee. APU’s standard grant waiving textbook costs for undergraduate courses will also be included, according to APUS President Dr. Wallace E. Boston.

“Given our nearly 30-year heritage as a pioneer in high-quality online education, we believe our robust, diverse and affordable curriculum and monthly course starts can help these students and their associated institutions during this challenging time of academic disruption,” said Dr. Boston. “Momentum 2020 can support thousands of students from institutions who are eager to continue to learn and maintain progress toward completing their education.”

The scholarship can be used for the majority of APU’s extensive online undergraduate curriculum of 74 degree programs encompassing 1,200 courses. APU’s online offerings include eight-week courses with monthly starts, each offering unlimited sections and capped at 25 students. Courses are instructed by faculty experts with deep industry experience in their respective fields, who bring real world perspective to an engaging interactive learning environment.

For eligible students, APU offers the opportunity to take their chosen curriculum as courses for potential transfer credit, subject to their institution’s credit transfer policies, to help keep them on track toward completion of their undergraduate degree program at their home institution.

“We are committed to supporting students who are focused on achieving their academic goals and success,” added Dr. Boston. “As a leader in online higher education, with a mission to providing affordable, accessible, quality distance learning, APU is ready and able to support students determined to continue their education during this unprecedented time.”

For complete information on APU’s Momentum 2020 Scholarship Program, including how to apply and full eligibility requirements, please visit www.APUmomentum.com.

About American Public University System

American Public University System (APUS), recipient of the Online Learning Consortium's (OLC) Gomory Award for Quality Online Education and five-time recipient of OLC's Effective Practice Award, offers more than 200 online degree and certificate programs through American Public University and American Military University. More than 90,000 alumni worldwide have benefited from APUS's relevant, flexible curriculum and value, 72 percent completing their studies with no APUS-incurred debt. For more information, visit www.apus.edu.

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